Exhibit 99.1

For Immediate Release

NAUTILUS, INC. CONTINUES POSITIVE MOMENTUM
REPORTING PROFIT FROM CONTINUING
OPERATIONS FOR THE THIRD QUARTER OF 2011

VANCOUVER, WASHINGTON, November 7, 2011 - Nautilus, Inc. (NYSE: NLS) reported today its unaudited operating results for the third quarter ended September 30, 2011. All information regarding the Company's operating results, unless otherwise noted, pertains to its continuing operations, which include the Direct and Retail fitness segments. The Company's former commercial fitness business is reported as a discontinued operation.

Net sales for the third quarter ended September 30, 2011 totaled $37.4 million, a decline of 2.8% as compared to net sales of $38.5 million for the same quarter in 2010. For the nine months ended September 30, 2011, net sales increased to $120.4 million, an increase of 4.9% as compared to net sales of $114.8 million for the same period in 2010.

Income from continuing operations for the third quarter ended September 30, 2011 was $0.3 million, compared to a loss from continuing operations of $2.4 million for the 2010 third quarter. Diluted income per share from continuing operations for the third quarter of 2011 was $0.01, compared to a diluted loss per share of $(0.08) for the same quarter a year ago. The significant improvement in results from continuing operations was primarily due to a 16.8% reduction in operating expenses achieved principally through more efficient advertising expenditures. Selling and marketing expenses for the 2011 third quarter, as a percent of net sales, declined to 30.8% from 37.3% for the comparable 2010 period.

Bruce M. Cazenave, Chief Executive Officer, stated, "Despite a continued challenging consumer sales environment, we are pleased that revenues in our direct business continue to grow, reflecting solid demand for our products. Improvement in overall profitability during the quarter resulted from achieving further operating expense efficiencies through disciplined cost controls and more efficient and effective media expenditures. Given our management team's refocused efforts to bring more new and innovative products to market, we made a number of moves during the quarter to expand our product development resources and capabilities."

The Company reported a net loss of $0.1 million for the third quarter ended September 30, 2011, compared to a net loss of $4.3 million for the third quarter of 2010. Diluted net loss per share for the third quarter of 2011 was breakeven $(0.00), compared to diluted net loss per share of $(0.14) for the same quarter a year ago. Net loss for the 2011 third quarter included a loss from discontinued operation of $0.4 million, or $(0.01) per diluted share, compared to a loss of $1.9 million, or $(0.06) per diluted share for the 2010 third quarter.

For the nine months ended September 30, 2011, loss from continuing operations was $0.8 million, compared to loss from continuing operations of $11.8 million for the same period in 2010. Diluted loss per share from continuing operations for the first nine months of 2011 was $(0.03), compared to $(0.38) for the same period a year ago.

The Company reported a net loss of $1.8 million for the nine months ended September 30, 2011 compared to a net loss of $22.8 million for the same period a year ago. Diluted net loss per share for the first nine months of 2011 was $(0.06), as compared to diluted net loss per share of $(0.74) for the same period a year ago. Net loss for the first nine months of 2011 included a loss from discontinued operation of $1.0 million, or $(0.03) per diluted share, compared to a loss of $11.0 million, or $(0.36) per diluted share, for the same period in 2010.

Net sales for the Direct segment increased 5.3% for the 2011 third quarter over the comparable period last year. This sales increase was largely driven by continued strong demand for the Company's TreadClimber® products, attributable partly to increased advertising effectiveness and higher consumer credit approval rates, which rose to 27% in the 2011 third quarter, from 21% for the same period last year. The improvement in Direct net sales, led by strong growth in TreadClimber® products, was partially offset by a decline in net sales of strength products due to sales promotions during the third quarter 2010 and the maturing product life cycle for home gyms.

Net sales in the Retail segment for the 2011 third quarter totaled $13.7 million, compared to $16.1 million for the same period last year, primarily due to a third quarter 2010 sales promotion of certain cardio products that was not repeated in the third quarter this year, as well as a shift in the timing of customer orders to the fourth quarter.

Third quarter 2011 operating results for the Direct segment improved by $2.8 million over the same quarter last year, primarily due to a 5.3% increase in sales and more effective media advertising content, which enabled more efficient ad spending. Gross margin percent for the Direct business was 52.0% of net sales for the third quarter of 2011, a decrease of 310 basis points compared to the comparable 2010 period, as improved product margins were more than offset by increased freight and warranty expenses.

Third quarter 2011 operating results for the Retail segment declined $0.7 million from the same quarter a year ago, primarily due to a decline of 14.9% in sales and lower gross margin, offset in part by lower selling and marketing expenses. Retail gross margin percent of 21.6% declined by approximately 280 basis points from the 2010 third quarter, primarily due to higher supply chain costs combined with lower sales volume, partially offset by improved product margins.

The following summary contains information from our unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2011 and 2010:

Results of Operations	Three months ended September 30,		Nine months ended September 30,
(Unaudited and in thousands, except per share amounts)	2011	2010	2011	2010
Net sales	$37,402	$38,474	$120,427	$114,760
Cost of sales	21,605	21,856	68,000	61,708
Gross margin	15,797	16,618	52,427	53,052
Operating expenses:
Selling and marketing	11,517	14,347	38,601	47,935
General and administrative	4,134	4,797	13,103	14,750
Research and development	859	699	2,336	2,290
Total operating expenses	16,510	19,843	54,040	64,975
Operating loss	(713)	(3,225)	(1,613)	(11,923)
Other expense, net	(176)	338	(317)	290
Loss from continuing operations before income taxes	(889)	(2,887)	(1,930)	(11,633)
Income tax (benefit) expense	(1,170)	(489)	(1,136)	130
Income (loss) from continuing operations	281	(2,398)	(794)	(11,763)
Discontinued operation:
Loss from discontinued operation before income taxes	(19)	(1,728)	(509)	(10,778)
Income tax expense of discontinued operation	354	180	451	261
Loss from discontinued operation	(373)	(1,908)	(960)	(11,039)
Net loss	$(92)	$(4,306)	$(1,754)	$(22,802)
Income (loss) per share from continuing operations: Basic and diluted	$0.01	$(0.08)	$(0.03)	$(0.38)
Loss per share from discontinued operation: Basic and diluted	$(0.01)	$(0.06)	$(0.03)	$(0.36)
Net loss per share: Basic and diluted	$(0.00)	$(0.14)	$(0.06)	$(0.74)
Weighted average shares outstanding: Basic and diluted	30,747	30,744	30,746	30,744

The following table presents comparative net sales by segment for the third quarters ended September 30, 2011 and 2010:

Net Sales by Segment	Three months ended September 30,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct	$22,645	$21,504	$1,141	5.3%
Retail	13,710	16,118	(2,408)	(14.9)%
Royalty income	1,047	852	195	22.9%
	$37,402	$38,474	$(1,072)	(2.8)%

The following table presents comparative net sales by segment for the nine months ended September 30, 2011 and 2010:

Net Sales by Segment	Nine months ended September 30,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct	$75,354	$68,450	$6,904	10.1%
Retail	42,090	43,869	(1,779)	(4.1)%
Royalty income	2,983	2,441	542	22.2%
	$120,427	$114,760	$5,667	4.9%

The following table presents comparative operating results by segment for the third quarters ended September 30, 2011 and 2010:

Operating Income (Loss) by Segment	Three months ended September 30,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct	$161	$(2,686)	$2,847	106.0%
Retail	1,319	2,001	(682)	(34.1)%
Unallocated corporate	(2,193)	(2,540)	347	13.7%
	$(713)	$(3,225)	$2,512	77.9%

The following table presents comparative operating results by segment for the nine months ended September 30, 2011 and 2010:

Operating Income (Loss) by Segment	Nine months ended September 30,		Change
(Unaudited and in thousands)	2011	2010	$	%
Direct	$1,339	$(9,200)	$10,539	n.m.
Retail	4,420	5,594	(1,174)	(21.0)%
Unallocated corporate	(7,372)	(8,317)	945	11.4%
	$(1,613)	$(11,923)	$10,310	86.5%

The following summary contains information from our unaudited condensed consolidated balance sheets as of September 30, 2011 and December 31, 2010:

Balance Sheet	As of
(Unaudited and in thousands)	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$11,518	$14,296
Trade receivables, net	11,520	19,633
Inventories	13,492	10,347
Prepaids and other current assets	6,329	7,319
Total current assets	42,859	51,595
Property, plant and equipment, net	4,290	3,795
Goodwill	2,837	2,931
Other intangible assets, net	17,229	18,774
Other assets	715	1,272
	$67,930	$78,367
Liabilities and Stockholders' Equity
Current liabilities:
Trade payables	$17,799	$24,535
Accrued liabilities	6,620	7,045
Warranty obligations, current portion	1,764	3,539
Deferred income tax liabilities	1,142	1,160
Total current liabilities	27,325	36,279
Long-term notes payable	5,480	5,141
Warranty obligations, non-current	408	396
Income taxes payable, non-current	3,293	3,210
Deferred income tax liabilities, non-current	1,354	1,008
Other long-term liabilities	1,427	1,534
Stockholders' equity	28,643	30,799
	$67,930	$78,367

Conference Call
Nautilus will host a conference call to discuss the Company's operating results for the third quarter at 4:30 p.m. ET (1:30 p.m. PT) on Monday, November 7, 2011. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 681-8612 in North America and international listeners may call (303) 223-2695. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, William B. McMahon, Chief Operating Officer and Michael D. Mulholland, Chief Financial Officer.
A telephonic playback will be available from 6:30 p.m. ET, November 7, 2011, through 6:30 p.m. ET, November 21, 2011. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21543843.

About Nautilus, Inc.
Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, TreadClimber® ,Schwinn®, Schwinn FitnessTM and Universal®, Nautilus markets innovative fitness products through Direct and Retail channels. Websites: www.nautilusinc.com, www.bowflex.com, www.treadclimber.com and www.corebody.com.
This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company's prospects, resources, capabilities, current or future financial trends or operating results. Factors that could cause Nautilus, Inc.'s actual results to differ materially from these forward-looking statements include our ability to acquire inventory from sole source foreign manufacturers at acceptable costs, within timely delivery schedules and that meet our quality control standards, availability and price of media time consistent with our cost and audience profile parameters, a decline in consumer spending due to unfavorable economic conditions, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the "Risk Factors" set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (310) 954-1105